           As filed with the Securities and Exchange Commission on November 2, 2000 Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                        NATIONAL COMMERCE BANCORPORATION
             (Exact name of registrant as specified in its charter)

        TENNESSEE                                      62-0784645
(State or other jurisdiction of                     (I.R.S. Employer
 incorporation or organization)                    Identification No.)

                              One Commerce Square
                           Memphis, Tennessee 38150
                                (901) 523-3434
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                                Charles A. Neale
                       Vice President and General Counsel
                        National Commerce Bancorporation
                              One Commerce Square
                            Memphis, Tennessee 38150
                                 (901) 523-3371
       (Name, address, including zip code and telephone number, including area code of agent for service)

                                   Copies to:
                               John A. Good, Esq.
                             Bass, Berry & Sims PLC
                               100 Peabody Place
                            Memphis, Tennessee 38103
                            Telephone (901) 543-5901

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X].

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

 ===================================================================================================================================
    Title of Securities Being        Amount Being      Proposed Maximum              Proposed Maximum        Amount of Registration
           Registered                 Registered   Offering Price Per Share(1)   Aggregate Offering Price(1)            Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $2.00 par value         1,700,000            $21.25                    $36,125,000                   $9,537.00
==================================================================================================================================

_______________________

(1) Computed pursuant to Rule 457 (c) of the Securities Act of 1933, as amended, as of October 31, 2000.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any state where the offer and sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2000


                        NATIONAL COMMERCE BANCORPORATION

                        1,700,000 Shares of Common Stock



   The persons listed as the selling shareholders in this Prospectus are offering to sell up to 1,700,000 shares of National Commerce Bancorporation ("NCBC") common stock, $2.00 par value per share.

   The selling shareholders may offer their shares from time to time in ordinary brokerage transactions on the Nasdaq National Market, in privately negotiated placements or block trades or by a combination of these methods, directly or indirectly through agents, and at prevailing market prices or privately negotiated prices. See "Plan of Distribution" section of this Prospectus.

   NCBC will not receive any cash proceeds from the sale of the shares of common stock offered by this Prospectus. We have agreed to bear certain expenses associated with the registration of the shares under federal and state securities laws, other than selling commissions, if any.

   Our common stock is listed on the Nasdaq National Market under the symbol "NCBC". On October 30, 2000, the reported closing price for our common stock was $21.50 per share.

   NCBC provides commercial banking, retail banking and financial services through its wholly owned subsidiaries.

   NCBC is a registered bank holding company incorporated in the State of Tennessee, with principal executive offices at One Commerce Square, Memphis, Tennessee; our telephone number is (901) 523-3434.

   Beginning on page 6, we have listed certain "Risk Factors" that you should consider before you invest in our common stock.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.



                  This Prospectus is dated November 2, 2000.

                               Table of Contents


A Warning About Forward-Looking Statements..................................   4

Prospectus Summary..........................................................   5

Risk Factors................................................................   6

National Commerce Bancorporation............................................   9

Issuance of Common Stock to Selling Shareholders............................   9

Selling Shareholders........................................................  10

Plan of Distribution........................................................  11

Description of Common Stock.................................................  12

Use of Proceeds.............................................................  14

Experts.....................................................................  15

Legal Matters...............................................................  15

Where You Can Find More Information.........................................  15

Incorporation of Information We File With the SEC...........................  16


   You should rely only on information contained in this Prospectus, any supplement to this Prospectus or incorporated by reference. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents. The selling shareholders are not making an offer of the common stock in any state where the offer is not permitted.

                                A WARNING ABOUT
                          FORWARD-LOOKING STATEMENTS

   All statements in this Prospectus and documents incorporated by reference that are not historical facts or that express expectations and projections with respect to future matters are "forward-looking statements." We caution readers that such "forward-looking statements," including, without limitation, those relating to future business initiatives and prospects, revenues, working capital, liquidity, capital needs, interest costs and income, and integration of institutions with whom we have merged, wherever they occur in this document or in other statements attributable to us, are necessarily estimates reflecting the best judgment of our senior management. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this document. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant under-performance in our portfolio of outstanding loans, competition in NCBC's markets, failure to adequately integrate the operations of financial institutions with whom we have merged, failure to achieve expected synergies from mergers and increased costs of running a larger organization. Other factors set forth from time to time in our filings with the SEC should also be considered. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

                               PROSPECTUS SUMMARY

   This summary highlights selected information appearing elsewhere in this Prospectus or incorporated by reference in this Prospectus. It may not contain all of the information that is important to you. You should read this Prospectus carefully and in its entirety before deciding whether to invest in shares of NCBC's common stock.

   Unless the context otherwise requires, all references to "we," "us," "our," the Registrant," "NCBC" or "our Company" in this Prospectus refer to National Commerce Bancorporation. The term "common stock" used in this Prospectus refers to the common stock, par value $2.00 per share, of National Commerce Bancorporation. The term "Securities Act" used in this Prospectus refers to the Securities Act of 1933, as amended.

                            Securities to be Offered

   This Prospectus relates to an aggregate of 1,700,000 shares of NCBC common stock that may be offered for sale by the selling shareholders. The selling shareholders acquired their shares of common stock in connection with our acquisition of FMT Holding Company.

   We are registering the sale of the 1,700,000 shares of common stock to fulfill our contractual obligations under the agreement and plan of reorganization dated May 31, 2000 among NCBC, FMT Holding Company and the selling shareholders. Registration of the sale of these shares of common stock, however, does not necessarily mean that all or any portion of the shares will be offered for sale by the selling shareholders.

   We will not receive any cash proceeds from the sale of any shares of common stock offered by this Prospectus. We have agreed to bear certain expenses associated with the registration of the shares under federal and state securities laws, other than selling commissions, if any.

   The selling shareholders may offer their shares from time to time in ordinary brokerage transactions on the Nasdaq National Market, in privately negotiated placements or block trades or by a combination of those methods, directly or through agents, and at prevailing market prices or privately negotiated prices. See "Plan of Distribution" section of this Prospectus. NCBC's common stock is listed on the Nasdaq National Market under the symbol "NCBC." On October 30, 2000, the reported closing price was for the common stock was $21.50 per share.

                                  The Company

   National Commerce Bancorporation, a registered bank holding company incorporated in the State of Tennessee, provides diverse financial services through a regional network of banking affiliates and a national network of non-banking affiliates. As of September 30, 2000, National Commerce Bancorporation had total assets of approximately $16.5 billion and shareholders' equity of approximately $1.3 billion.

   On July 27, 2000, National Commerce Bancorporation acquired FMT Holding Company pursuant to an agreement and plan of reorganization dated May 31, 2000.

                                  Risk Factors

   You should carefully consider all of the information set forth under the "Risk Factors" section beginning on page 6, before deciding to invest in the securities being offered in this Prospectus.

                                   Our Office

   Our principal executive offices are located at One Commerce Square, Memphis, Tennessee, 38150 and our telephone number is (901) 523-3434.

                                  RISK FACTORS

   Before you invest in our common stock, you should be aware that your investment is subject to various risks, including those described below. You should consider carefully these risks together with all of the other information included in this prospectus before you decide to purchase any of our common stock.

   Some of the information in this prospectus, any prospectus supplement and/or documents incorporated by reference may contain forward-looking statements. Such statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations or contain projections. When considering such forward-looking statements, you should keep in mind the following risk factors. The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement.

Our Allowance for Loan Losses May Not be Adequate to Cover Actual Loan Losses

   As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio and provide an allowance for probable losses based on a number of factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our losses. Additions to our allowance for loan losses due to our allowance being too low would decrease our net income and could adversely affect our stock price.

Interest Rates and Other Conditions Impact Our Results of Operations

   Our profitability is in part a function of the spread between the returns generated by or interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. Like most banking institutions, our net interest spread and margin will be affected by general economic conditions and other factors, including fiscal and monetary policies of the federal government, that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates, the length of loan terms or the mix of adjustable and fixed rate loans in our portfolio could have a positive or negative effect on our net income, capital and liquidity.

Our Stock Price and Financial Performance May Suffer as a Result of Our Recent Merger with CCB Financial Corporation

   There are many risks associated with completing a merger of equals transaction like the one we completed on July 5, 2000 with CCB Financial Corporation ("CCB"). The respective businesses of NCBC and CCB may not be successfully integrated within the time frame envisioned prior to the merger. The synergies anticipated from this business combination may fail to be achieved within the expected time frame or at all. These risks along with various others may negatively impact NCBC's stock price and hinder its ability to attain the level of financial performance it has historically achieved.

The Financial Institution Industry is Very Competitive

   We face substantial competition for loans and deposits as well as other sources of funding in the communities we serve and will likely face greater competition in the future as a result of recent federal legislative changes. We compete directly with financial institutions that are well established. Many of our competitors have significantly greater resources and lending limits than we have. As a result of those greater resources, the large financial institutions that we compete with may be able to provide a broader range of services to their customers and may be able to afford newer and more sophisticated technology.
Our long-term success depends on our ability to compete successfully with other financial institutions in our service areas.

We are Subject to Significant Government Regulation

   The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect customers and the federal deposit insurance funds, not our creditors or shareholders. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of such changes, which could have a material adverse effect on our profitability or financial condition. Regulations and laws may be modified at any time, and new legislation may be enacted that adversely affects us and our subsidiaries.

Our Success Depends on the Performance of Senior Management

   Our success has been partially dependent on the skills, experience and efforts of our senior management. The loss of the services of our Chairman or Chief Executive Officer or of other members of senior management could have a material adverse effect on our business and prospects. We believe that our future success also will depend upon our ability to attract, retain and motivate qualified personnel. We cannot provide assurance that we will be successful in attracting and retaining such personnel.

We Expect Our Stock Price to Continue to Fluctuate

   The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations and the market prices of the securities of finance-related companies have been especially volatile. Such fluctuations can result from, among other things:

-  fluctuations in interest rates;

-  quarterly variations in operating results;

-  changes in analysts' estimates;

-  events affecting other companies that investors deem to be comparable to us;

- factors which have the effect of increasing, or which investors believe may have the effect of increasing, our cost of funds; or

-  general economic trends and conditions.

   Investors may be unable to resell their shares of our common stock at or above the offering price.

Preferred Stock

   NCBC's charter authorizes our Board of Directors to issue up to 5 million shares of preferred stock. The Board of Directors may establish the preferences and rights of any preferred shares issued. The issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our shareholders' best interests. Currently, we do not have any shares of preferred stock issued and outstanding.

Tennessee Anti-Takeover Statutes

   As a Tennessee corporation, we are subject to various legislative acts which impose restrictions on and require compliance with procedures designed to protect shareholders against unfair or coercive mergers and acquisitions. These statutes may delay or prevent offers to acquire us and increase the difficulty of consummating any such offers, even if our acquisition would be in our shareholders' best interests.

Collateral Securing Loans May Not be Sufficient to Assure Repayment

   Our loans are primarily made based on the identified cash flow or income of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral is real estate, and to a lesser extent, accounts receivable, inventory and machinery. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any exists. As a result, in the case of loans secured by real estate, the liquidated value of the pledged property is subject to fluctuation dependent upon the volatility of the real estate market. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing other loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

                        NATIONAL COMMERCE BANCORPORATION

   NCBC is a bank holding company that provides diverse financial services through a regional network of banking affiliates and a national network of non-banking affiliates. NCBC's financial institution subsidiaries operate approximately 375 bank locations in Tennessee, North Carolina, South Carolina, Georgia, Virginia, West Virginia, Mississippi and Arkansas. NCBC has three principal lines of business: retail banking, commercial banking and financial services. Financial services include transaction processing, in-store licensing and consulting, capital markets, trust and asset management and treasury services.

   As of September 30, 2000, NCBC had total consolidated assets of approximately $16.5 billion, total consolidated deposits of approximately $11.7 billion, and consolidated shareholders' equity of approximately $1.3 billion, all reflecting the transaction with CCB. For the year ended December 31, 1999, NCBC had consolidated net income of approximately $107 million, or $0.99 per diluted share.

   NCBC is a legal entity separate and distinct from its banking and non-banking subsidiaries. Accordingly, the right of NCBC, and thus the right of NCBC's creditors, to participate in any distribution of the assets or earnings of any subsidiary, other than in its capacity as a creditor of the subsidiary, is subject to the prior payment of claims of creditors of the subsidiary. The principal sources of NCBC's revenues are dividends and fees from its subsidiaries.

   Our common stock, which has a par value per share of $2.00, is traded on The Nasdaq Stock Market's National Market under the symbol "NCBC." Our principal executive offices are located at One Commerce Square, Memphis, Tennessee 38150, and our telephone number is (901) 523-3434.

                ISSUANCE OF COMMON STOCK TO SELLING SHAREHOLDERS

   On July 27, 2000, we issued an aggregate of 1,700,000 shares of common stock to the shareholders of FMT Holding Company pursuant to an agreement and plan of reorganization. Under the terms of the agreement and plan of reorganization, FMT Holding Company merged into National Commerce Bancorporation.

                              SELLING SHAREHOLDERS

   All of the common stock registered for sale pursuant to this prospectus will be owned immediately after registration by the selling shareholders as the former shareholders of FMT Holding Company. All of the shares offered by the selling shareholders were acquired in connection with our acquisition of FMT Holding Company acquisition. Such shares do not exceed one percent (1%) of our outstanding capitalization as of the date of this Prospectus.

   The following table sets forth certain information known to us with respect to beneficial ownership of National Commerce Bancorporation's common stock by each selling shareholder as of September 30, 2000, and the maximum number of shares of common stock that each may offer from time to time under this Prospectus. Because each selling shareholder may sell or otherwise transfer less than all of such shareholder's shares of common stock pursuant to this Prospectus, we cannot estimate the number of shares of common stock that will be held by such selling shareholder after this offering.

                                                               Shares beneficially              Shares offered
                                                                       owned                       by this
            Selling Shareholders                              prior to the offering               prospectus
            --------------------                              ---------------------             --------------
K.B.L. Family Limited Partnership                                    1,301,154                    1,301,154
Cecil W. Duke and Darla Duke Williams                                   32,692                       32,692
Ronald W. Hodges                                                        26,154                       26,154
Joseph M. Radogna and Rita R. Radogna                                  364,864*                     287,692
Tommy R. Thompson and Rita A. Thompson                                  26,154                       26,154
Warren K. Walker, Jr. TTEE for Thompson Children                        26,154                       26,154
                                                                     ---------                    ---------
Totals                                                               1,777,172                    1,700,000
                                                                     =========                    =========

-----------------
*77,172 shares of NCBC common stock owned prior to NCBC's acquisition of FMT Holding Company

                             PLAN OF DISTRIBUTION

   Shares of common stock covered hereby may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares being offered hereby:

   (1) on the Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or

   (2) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

The selling shareholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act.

   Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling shareholders. Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

   We have advised the selling shareholders that during such time as the selling shareholders may be engaged in an attempt to sell shares registered hereunder, they may not bid for or purchase any of our securities or any rights to acquire our securities, or attempt to induce any person to purchase any of our securities or rights to acquire our securities other than as permitted under Regulation M of the Securities Exchange Act of 1934.

   The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

   In order to comply with the securities laws of certain states, if applicable, our common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   We have agreed to use our reasonable best efforts to maintain the effectiveness of this registration statement with respect to the shares of common stock offered hereunder by the selling shareholders. There can be no assurance that the selling shareholders will sell all or any of the shares of common stock offered hereunder.


                          DESCRIPTION OF COMMON STOCK

   This section describes the general terms and provisions of the shares of our common stock, par value $2.00 per share. The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this Prospectus. See "Incorporation of Information We File with the SEC." Our charter and our bylaws are also incorporated by reference in this Prospectus. You should read our charter and our bylaws for additional information before you buy any of our common stock. See "Where You Can Find More Information."

   General. As of July 31, 2000, the number of authorized shares of NCBC common stock was 400,000,000, of which 203,356,499 shares were issued and outstanding, and the number of authorized shares of NCBC preferred stock was 5,000,000, of which none were issued and outstanding.

   Dividends. Holders of common stock are entitled to receive pro rata dividends when, and if, declared by our Board of Directors out of any funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to any holders of outstanding preferred stock. In the event we liquidate, dissolve or wind up our business, the holders of preferred stock will receive an amount per share equal to the amount fixed and determined by our Board of Directors, plus any amount equal to all the dividends accrued on the preferred stock, before any distribution will be made on the common stock.

   Voting Rights. Each share of our common stock is entitled to one vote on each matter submitted to a vote of shareholders. The holders of the common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares of common stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to our Board of Directors.

   Other Rights. The common stock has no conversion rights and is not redeemable. The holders of the common stock do not have any preemptive rights to subscribe for additional shares of our stock or other securities. There is no restriction on our purchase of shares of common stock except for certain regulatory limits.

   Fully Paid. The issued and outstanding shares of common stock are fully paid and nonassessable.

   Listing. The common stock is listed on The Nasdaq National Market under the symbol "NCBC." The Bank of New York, or an affiliate thereof, is the transfer agent, registrar and dividend disbursing agent for the common stock.

   Special Provisions of the Charter. Article Seven of the charter provides for a Board of Directors consisting of at least three and no more than twenty-five directors and divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of our Board of Directors in a short period of time. At least two annual meetings of our shareholders, instead of one, will generally be required to effect a change in a majority of our Board of Directors.

   Our Board of Directors can at any time, under the charter and without shareholder approval, issue one or more series of preferred stock. In some cases, the issuance of preferred stock without shareholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

   Article Nine of the charter includes specific provisions with respect to mergers and other business combinations, as defined in the NCBC charter. In general, a business combination requires the affirmative vote of the holders of a least two-thirds of the outstanding shares of each class of our capital voting stock to approve the business combination, unless the business combination is not with or does not involve:

   (1) any interested shareholders (as defined in the charter) or an affiliate (as defined in the charter) of an interested shareholder if the following conditions set forth in (2)(a) below are met, in which event such business combination will require only such affirmative vote as is required by law and the charter, or

   (2) an interested shareholder or an affiliate of an interested shareholder if the following conditions set forth in (a), (b) and (c) are met, in which event such business combination will require only such affirmative vote as is required by law and the charter:

       (a) if the business combination has been approved by at least two-thirds of the entire NCBC board at any time prior to the consummation of the business combination;

       (b) the aggregate amount of the cash and the fair market value as of the date of the consummation of the business combination of consideration other than cash to be received per share by holders of our outstanding capital voting stock in such business combination will be at least equal to the minimum price per share, as defined in the charter; and

       (c) the consideration to be received by holders of a particular class of outstanding voting stock will be in cash or in the same form as the interested shareholder has previously paid for shares of such class of voting stock. If the interested shareholder has paid for shares of any class of voting stock with varying forms of consideration, the form of consideration for such class of voting stock will be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by it, collectively, the "fair price provisions".

   The fair price provisions are designed to discourage attempts to take over NCBC by utilizing two-tier pricing tactics or by acquiring less than all of NCBC's outstanding shares. In recent years there have been increasing numbers of non-negotiated attempts to take over publicly owned corporations. These attempts typically involve the accumulation of a substantial block of the target corporation, followed by a merger or other reorganization of the acquired company on terms determined entirely by the purchaser. The terms of these attempts may include two-tier pricing, which is the practice of paying cash to acquire a controlling interest in a company and acquiring the remaining equity interest by paying the remaining shareholders a price that is lower than the price paid to acquire the controlling interest or by utilizing a different form of consideration for payment to the remaining shareholders than was used to purchase the controlling interest.

   While the terms of such a non-negotiated takeover could be fair to NCBC shareholders, negotiated transactions may result in more favorable terms to NCBC shareholders because of factors such as the timing of the transaction, the tax effects on the shareholders and the fact that the nature and amount of the consideration paid to all shareholders will be negotiated by the parties at arms-length rather than dictated by the purchaser.

   In addition, due to the difficulties of complying with the requirements of the fair price provisions, the fair price provisions generally may discourage attempts to acquire control of NCBC. As a result, holders of NCBC common stock may be deprived of an opportunity to sell their shares at a premium above the market price. In addition, the fair price provisions would give veto power to the holders of a minority of NCBC common stock with respect to certain business combinations that are opposed by more than one-third of the NCBC Board of Directors and which do not meet the fair price provisions, but which a majority of shareholders may believe to be desirable and beneficial. Moreover, in any such business combination not receiving the requisite approval of NCBC shareholders or of directors, the minimum price provisions of the fair price provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value.


                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of the common stock offered hereby, but we have agreed to pay certain fees and expenses associated with registering the shares of common stock.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                                 LEGAL MATTERS

  The legality of the common stock offered hereby will be passed upon for NCBC by Bass, Berry & Sims PLC, Memphis, Tennessee. Attorneys at Bass, Berry & Sims PLC working on this Registration Statement owned approximately 14,686 shares of NCBC common stock as of the date of this Registration Statement.


                               WHERE YOU CAN FIND
                                MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

     Public Reference Room           New York Regional Office              Chicago Regional Office
    450 Fifth Street, N.W.             7 World Trade Center                    Citicorp Center
           Room 1024                        Suite 1300               500 West Madison Street, Suite 1400
    Washington, D.C. 20549           New York, New York 10048            Chicago, Illinois 60661-2511

  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

               Incorporation of Information We File With the SEC

  The SEC allows us to "incorporate by reference" the information we file with them, which means:

- incorporated documents are considered part of this Prospectus;

- we can disclose important information to you by referring you to those documents; and

- information that we file with the SEC will automatically update and supersede this incorporated information.

  We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 ("Exchange Act"):

  (1) Our Annual Report on Form 10-K for the year ended on December 31, 1999, filed on March 27, 2000;

  (2) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

  (3) Our Current Reports on Form 8-K filed on March 21, 2000, March 27, 2000, June 20, 2000, July 11, 2000 and October 24, 2000 and our Amended Current Reports on Form 8-K/A filed on March 24, 2000 and March 27, 2000;

  (4) The description of our common stock contained in the Registration Statement on Form S-8 (File No. 33-38552), filed on January 11, 1991.

  We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the Registration Statement and prior to the time we sell all of the Securities offered by this Prospectus;

- Reports filed under Section 13(a) and (c) of the Exchange Act;

- Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders meeting; and

- Any reports filed under Section 15(d) of the Exchange Act.

  You can obtain any of the filings incorporated by the reference in this document through us, or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus. You can obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from us at the following address:

                       National Commerce Bancorporation
                              One Commerce Square
                           Memphis, Tennessee 38150
                Attention:  Kathy Shelton, Assistant Treasurer
                          Telephone:  (901) 523-3434

  If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                                1,700,000 Shares




                        NATIONAL COMMERCE BANCORPORATION


                                  Common Stock




                                   PROSPECTUS






   No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offering covered by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by NCBC. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of NCBC since the date hereof.



                               November 2, 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

   Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the common stock registered hereby.

  Registration fee to the SEC..................................... $ 9,537.00
  Accounting fees and expenses.................................... $ 4,000.00
  Legal fees and expenses......................................... $10,000.00
  Miscellaneous expenses..........................................       0.00
                                                                   ----------
  Total........................................................... $23,537.00


Item 15.  Indemnification of Directors and Officers.

   The Registrant is a Tennessee corporation. Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act contain detailed provisions on indemnification of directors and officers of a Tennessee corporation.

   The Registrant's restated charter provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act.

   The Registrant's bylaws provide that the Registrant shall indemnify any person who is made a party to a suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he, his testator or intestate is or was a director or officer of the Registrant, against amounts paid in settlement and reasonable expenses including attorneys' fees actually and necessarily incurred as a result of such suit or proceeding or any appeal therein, to the extent permitted by and in the manner provided by the laws of Tennessee. The Registrant shall indemnify any person made or threatened to be made a party to a suit or proceeding other than by or in the right of any company of any type or kind, domestic or foreign, which any director or officer of the Registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the Registrant or served such other company in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such suit or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the Registrant and, in criminal actions or proceedings, had no reasonable cause to believe that this conduct was unlawful, to the extent permitted by, and in the manner provided by, the laws of Tennessee.

   The directors and officers of the Registrant are covered by an insurance policy indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

Item 16.  Exhibits.

   (a) The following exhibits are filed as part of this registrations statement or incorporated herein by reference:

 Exhibits
  Number                                        Description
-----------  ----------------------------------------------------------------------------------

   3.1       Amended and Restated Charter of National Commerce Bancorporation (filed as
             Exhibit 3.1 to the Registrant's Form 8-K filed on July 11, 2000 (File No. 0-6094)
             and incorporated herein by reference).

   3.2       Bylaws of National Commerce Bancorporation, as amended (filed as Exhibit 3.2 to the Registrant's Form 10-K for the year ended December 31, 1995 (File No. 0-6094)
             and incorporated herein by reference).

   5.1       Opinion of Bass, Berry & Sims PLC, counsel to the Registrant, as to the legality of the shares of Registrant's common stock being registered.*

  23.1       Consent of Bass, Berry & Sims PLC (included in the opinion filed as Exhibit 5.1)

  23.2       Consent of Ernst & Young LLP*

  24.1       Powers of Attorney (contained on signature pages to this registration statement).
----------------
*filed herewith.


Item 17.  Undertakings.

   (a) The undersigned Registrant hereby undertakes:

       (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1993;

           (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 18th day of October, 2000.

                                        NATIONAL COMMERCE BANCORPORATION
                                        a Tennessee corporation (Registrant)

                                        By: /s/ Thomas M. Garrott
                                           ------------------------------
                                            Thomas M. Garrott
                                            Chairman of the Board



                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kathryn L. Shelton and K. Elizabeth Whitehead, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                TITLE                        DATE
                ---------                                -----                        ----

/s/ Thomas M. Garrott                    Chairman of the Board and Director     October 18, 2000
------------------------------------
Thomas M. Garrott

/s/ Ernest C. Roessler                   President and Chief Executive
------------------------------------       Officer (Principal Executive         October 18, 2000
Ernest C. Roessler                         Officer) and Director


/s/ Sheldon M. Fox                       Chief Financial Officer
------------------------------------       (Principal Financial Officer)        October 18, 2000
Sheldon M. Fox

/s/ Mark A. Wendel                       Accounting Officer (Principal
------------------------------------       Accounting Officer                   October 18, 2000
Mark A. Wendel

                SIGNATURE                                TITLE                        DATE
                ---------                                -----                        ----


/s/ James B. Brame, Jr                     Director                             October 18, 2000
------------------------------------
James B. Brame, Jr.

                                           Director                             October __, 2000
------------------------------------
Bruce E. Campbell, Jr.

/s/ John D. Canale, III                    Director                             October 18, 2000
------------------------------------
John D. Canale, III

/s/ Thomas C. Farnsworth, Jr.              Director                             October 18, 2000
------------------------------------
Thomas C. Farnsworth, Jr.

/s/ Blake P. Garrett, Jr.                  Director                             October 18, 2000
------------------------------------
Blake P. Garrett, Jr.

/s/ R. Lee Jenkins                         Director                             October 18, 2000
------------------------------------
R. Lee Jenkins

/s/ C. Dan Joyner                          Director                             October 18, 2000
------------------------------------
C. Dan Joyner

/s/ W. Neely Mallory, Jr.                  Director                             October 18, 2000
------------------------------------
W. Neely Mallory, Jr.

                                           Director                             October __, 2000
------------------------------------
Eugene J. McDonald

/s/ James E. McGehee, Jr.                  Director                             October 18, 2000
------------------------------------
James E. McGehee, Jr.

                                           Director                             October __, 2000
------------------------------------
Phillip H. McNeill, Sr.

/s/ George J. Morrow                       Director                             October 18, 2000
------------------------------------
George J. Morrow

/s/ Eric B. Munson                         Director                             October 25, 2000
------------------------------------
Eric B. Munson

/s/ Harry J. Phillips, Sr.                 Director                             October 18, 2000
------------------------------------
Harry J. Phillips, Sr.

                                           Director                             October __, 2000
------------------------------------
J. Bradbury Reed

/s/ David E. Shi                           Director                             October 18, 2000
------------------------------------
David E. Shi

/s/ H. Allen Tate, Jr.                     Director                             October 18, 2000
------------------------------------
H. Allen Tate, Jr.

                                           Director                             October __, 2000
------------------------------------
Phail Wynn, Jr.

                               INDEX TO EXHIBITS

 Exhibits
  Number                                        Description
-----------  ----------------------------------------------------------------------------------

    3.1      Amended and Restated Charter of National Commerce Bancorporation (filed as
             Exhibit 3.1 to the Registrant's Form 8-K filed on July 11, 2000 (File No. 0-6094)
             and incorporated herein by reference).

    3.2      Bylaws of National Commerce Bancorporation, as amended (filed as Exhibit 3.2 to the Registrant's Form 10-K for the year ended December 31, 1995 (File No. 0-6094)
             and incorporated herein by reference).

    5.1      Opinion of Bass, Berry & Sims PLC, counsel to the Registrant, as to the legality of the shares of Registrant's common stock being registered.*

   23.1      Consent of Bass, Berry & Sims PLC (included in the opinion filed as Exhibit 5.1)

   23.2      Consent of Ernst & Young LLP*

   24.1      Powers of Attorney (contained on signature pages to this registration statement).
----------------
*filed herewith.